Exhibit 99.9

Chen & Lee Law Office 陳和李律師事務所

Tel 電話: (852) 2971 2800   Fax 圖文傳真: (852) 2971 2871

Address: Unit A1, 15/F, & Unit D2, 13/F, United Centre, 95 Queensway, Admiralty, Hong Kong

地址：香港金鐘金鐘道95號統一中心15樓A1室及13樓D2室

PARTNERS	:	CHEN ANNIE 陳雙雙#★☆	LEE SZE MAN 李思敏▲	CHIU WAI TUNG 邱煒東#☆
LAW YUEN KIN 羅元健
CONSULTANTS	:	CHAN DUN CHAU KENNETH 陳端洲*▲		LAM TSZ CHUNG ANTHONY 林子聰*☆
CHEN SHEN 陳申
ASSOCIATES	:	WONG KIN TAK 黃健德	LIN YE 林燁	YIM LING NGAN 嚴羚晏
TANG CHERRY SAVANT 鄧卓思
REGISTERED FOREIGN LAWYERS	:	LI YUNBO 李雲波 LI YANG 李暘	WANG HAO 王浩 ZHANG YINAN 張億南	YANG ZHONGSHUO 楊中碩

Date: 12 May 2026

Our Ref.: CL1/900965/CL15/25

To:	Hacker Interstellar Inc.
Sertus Chambers, Governors Square
Suite #5-204, 23 Lime Tree Bay Avenue
P.O. Box 2547, Grand Cayman
KY1-1104, Cayman Islands

Dear Sirs/ Madams,

Re: Legal opinion on Hacker Interstellar HK Limited (the “Subsidiary”) regarding its business operation in Hong Kong

We are solicitors qualified in Hong Kong and are instructed by Hacker Interstellar Inc. (the “Company”) to issue a legal opinion on the Subsidiary, a wholly-owned subsidiary of the Company, regarding its business operation in Hong Kong and whether the Subsidiary has complied with the relevant laws and regulations in Hong Kong.

*中國委托公證人 China-Appointed Attesting Officer	#婚姻監禮人 Civil Celebrant of Marriages
★內地律師職業資格 PRC Lawyer	☆粵港澳大灣區律師資格GBA Lawyer	▲英格蘭及威爾斯律師 Solicitor of England and Wales

CHEN & LEE LAW OFFICE

SECTION I – INTRODUCTION

1.	DEFINITION AND REFERENCES

Unless otherwise specified, capitalised terms used herein shall have the following meanings:

Articles	means the Memorandum and Articles of Association of the Subsidiary.

Director(s)	means the director(s) of the Subsidiary.

Opinion	means this legal opinion.

2.	LIMITATION AND QUALIFICATION

This Opinion is subject to the following limitations and qualifications:

(A)	This Opinion merely covers matters considered by us from a legal perspective, and is not intended to contain any advice of a commercial, financial accounting or tax nature.

(B)	To the extent possible, we have checked and verified the information, documents and representations given to us against publicly available records as mentioned in this Opinion. Apart from that, we have not undertaken to independently verify the truth, completeness or accuracy of such information, documents and representations. There may be information which are not publicly available and have not been disclosed to us, but which might affect the opinion expressed herein.

(C)	The opinion expressed herein only relates to the laws of Hong Kong currently in force. We express no views nor opinion as to the laws or any other jurisdiction.

3.	ASSUMPTIONS

In rendering this Opinion, we have assumed that:

(A)	all information, documents and representations conveyed to us by other parties (including without limitation, the directors, shareholders, employees, officers and agents of the Company and the Subsidiary) were true, accurate, complete and not misleading as at the dates when provided to us and remain to be so as of the date hereof.

(B)	all copy documents provided to us are true and complete copies of the originals, and that the originals are authentic.

(C)	all seals, signatures and duty stamps, imprints or markings appearing on the documents provided to us are authentic.

(D)	all parties to the documents provided to us had the requisite capacity, power and authority to enter into or make such documents and to perform their obligations under such documents.

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(E)	all the documents provided to us have been duly executed and are legally enforceable in accordance with the laws and regulations of the relevant jurisdiction.

(F)	all the documents provided to us are in full force and effect and, except where expressly brought to our attention, have not been terminated or amended, and no party to such documents has breached or threatened to breach any of the terms under such documents.

(G)	unless otherwise specified in this Opinion, all board and shareholders meeting referred to herein were properly convened and all the resolutions were properly passed, and that except as disclosed to us, no amendments have been made to any of the resolutions passed.

(H)	there are no material facts which might affect the opinion expressed herein but have not been disclosed to us.

(I)	there are no law and regulation of any jurisdiction other than those of Hong Kong which would have affect the opinion express herein.

(J)	the information revealed by the searches of public registers or records kept by government departments or the authorities are true, accurate, complete and up-to-date.

4.	PURPOSE OF THIS OPINION

This Opinion has been prepared for the Company solely for the purpose of its intended initial public offering in the United States of America (the “Intended Purpose”). Without prior written consent, this Opinion shall not be (i) used for any purpose except for Intended Purpose; or (ii) copied, circulated or disclosed to any person in whole or in part except for the Company, the Subsidiary and their respective employees.

5.	SEARCHES

For the purpose of this Opinion, we have conducted the searches of the records kept by various departments of the Hong Kong government including:

(A)	a search of the register kept by the Hong Kong Companies Registry (the “Company Search”);

(B)	a search of the records kept at all level of courts of Hong Kong in respect of the Subsidiary conducted by D-Law International Holdings Limited (the “Litigation Search”);

(C)	a search of the records kept by the Hong Kong Official Receiver’s Office in respect of the Subsidiary (the “Winding-up Search”);

(D)	a search of the records kept by the Hong Kong Official Receiver’s Office in respect of each of the Directors (the “Bankruptcy Search”);

(E)	a search of the Non-Compliant Employer and Officer Records kept by Mandatory Provident Fund Schemes Authority (the “MPF Search”).

CHEN & LEE LAW OFFICE

SECTION II – LEGAL OPINION

1.	CORPORATE

1.1	Subject to the qualification set out above, we are of the opinion that so far as the laws of Hong Kong currently in force are concerned:

(A)	the Subsidiary was duly incorporated in Hong Kong and is validly existing and in good standing in Hong Kong. It has the status of an independent legal entity which can sue and be sued in its own name. We are not aware of any immunity to which the Subsidiary is entitled under the laws of Hong Kong;

(B)	all of the issued shares of the Subsidiary have been duly issued and fully paid. Each issued share ranks pari passu in all respects with each other;

(C)	the Subsidiary has duly filed the necessary documents with the Registrar of Companies in respect of the issuance of shares in accordance with the laws of Hong Kong.

(D)	the Subsidiary has duly adopted the Articles, and has duly filed the same with the Registrar of Companies, in accordance with the laws of Hong Kong. Furthermore, we do not see any restrictions under the Articles that affect the Subsidiary’s ability, power and capacity to own, use, lease or operate its properties and assets and carry on its current business in Hong Kong; and

(E)	the Subsidiary has made the necessary corporate filing on a timely basis since its incorporation up to the date hereof, save for the delay in filing certain forms with the Registrar of Companies for which there is no outstanding penalty imposed on the Subsidiary as confirmed by the Directors.

1.2	We are not aware that any consent, approval and authorisation of any court, governmental or regulatory department or agency or other regulatory body in Hong Kong is required under the laws of Hong Kong with respect to the issuance of the shares of the Subsidiary.

1.3	Based on the Directors’ confirmation, there are no outstanding rights, warrants or options to acquire, or instruments convertible into, any shares or equity interest in the Subsidiary.

1.4	Subject to the qualification set out above, we are of the opinion that so far as the laws of Hong Kong currently in force are concerned:

(A)	the historical change in the shareholding structure of the Subsidiary was lawful and valid;

(B)	the stamp duty in respect of the above transfer of shares in the Subsidiary has been duly paid; and

(C)	the current shareholders of the Subsidiary are qualified to be the shareholders of the Subsidiary.

1.5	Based on the Directors’ confirmation, the Directors, to the best of their knowledge, information and belief, are not aware of any charges, security, liens, encumbrances, equities or claims over the shareholding of the Subsidiary.

1.6	Based on the Company Search and board resolutions of the Subsidiary, we are of the opinion that each of the past and current directors of the Subsidiary was appointed in accordance with the applicable laws in Hong Kong and the Articles.

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1.7	According to section 379(1) of the Companies Ordinance (Chapter 622 of the laws of Hong Kong), a company’s directors must prepare for each financial year statements that comply with the relevant sections of the Ordinance. A director who fails to take all reasonable steps to secure compliance with section 379(1) commits an offence and is liable to a fine of HK$300,000.

Furthermore, according to section 388(1) of the Companies Ordinance, a company’s directors must prepare for each financial year a director’s report that comply with the relevant provisions. A director who fails to take all reasonable steps to secure compliance with section 388(1) commits an offence and is liable to a fine of HK$150,000.

We understand that the Directors of the Subsidiary has not prepared separate financial statements and directors’ report for each of the financial years ended 31 December 2017, 2018 and 2019, which may be in contravention of section 379(1) of the Companies Ordinance. We further understand that:

(i)	such failure to prepare separate financial statements and directors’ report was due to the fact the Directors of the Subsidiary were not familiar with the relevant laws of Hong Kong, and the Directors did not wilfully fail to do so; and

(ii)	up to the date hereof, the Subsidiary and the Directors have not received any notice of enquiry or investigation from, nor has any penalty been imposed on the Subsidiary or the Directors by, any governmental authority in Hong Kong for the said failure of the Directors to prepare separate financial statements and directors’ report.

In the premises, we are of the view that the likelihood of any governmental authority in Hong Kong imposing any penalty on the Subsidiary of the said failure of the Directors to prepare separate financial statements and directors’ report is relatively low.

2.	TAXATION

2.1	Save as those requirements set out in Division 6 of Part 5 of the Articles and Division 2 of Part 6 of the Companies Ordinance (the relevant extracts from the Articles and Companies Ordinance are attached hereto as Annex I), we are not aware of any general restriction or taxes imposed on the Subsidiary for the payment or distribution of dividend, or repatriation of its profits, under the laws of Hong Kong. Furthermore, we are of the opinion that the Subsidiary has the full power and authority to declare and effect, in accordance with the Articles, dividend payments in or out of Hong Kong freely in any foreign currencies, without any withholding of taxes or other taxation, and without the necessity of obtaining any governmental approvals or permits.

2.2	It has been confirmed in the letter from the Inland Revenue Department of Hong Kong (the “IRD”) dated 8 April 2025 that, up to 31 March 2025, it is not aware of the occurrence of:

(A)	any records of overdue taxes of the Subsidiary;

(B)	any records of negative statement that no tax is imposed nor chargeable on the Subsidiary;

(C)	any records of tax waiver, relief, concession or preferential treatment granted by the IRD to the Subsidiary;

(D)	any information, records and/or correspondence between the IRD and the Subsidiary, or received by the IRD, as to any written or verbal enquiries, complaints, warnings, investigations, sanctions, disputes, and/or enforcements in relation to any non-compliance by the Subsidiary in respect of any laws, regulations, guidelines and code of conduct issued under the IRD’s purview and/or other applicable laws and regulations or such other issues associated with assessment and/or payment of tax and/or other tax related issues;

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(E)	any records of letter and/or correspondences or verbal communication between the IRD and the Subsidiary addressing enquiry, complains, warnings, investigations, or concerns in relation to the matters set out in paragraph 2.2(D) above associated with the Subsidiary; and

(F)	any writ of summons, notice of investigation or other records of penalty or disciplinary actions (including but not limited to fines/penalties, points demerit and business suspension and/or enforcement) in relation to the matters set out in paragraph 2.2(D) above or otherwise associated with the Subsidiary, regardless of the outcome of the case, except that the Subsidiary failed to comply with section 51(1) of the Inland Revenue Ordinance to file the Profits Tax Return for the years of assessment 2015/16 and 2020/21 by the due date. The Inland Revenue Department had issued two Compound Offers to the Subsidiary on 6 July 2017 and 9 September 2021 respectively.

In regard to the Compound Offer on 6 July 2017, the Subsidiary had submitted on 15 December 2017 the Profits Tax Return for 2015/2016 to the IRD. Based on the Directors’ confirmation, the IRD thereafter took no further action against the Subsidiary.

In regard to the Compound Offer on 6 September 2021, the IRD issued a letter dated 14 January 2022 to inform the Subsidiary that, no further action will be taken by the IRD against the Subsidiary.

Based on the aforesaid and the profit tax return provided by the Subsidiary, we are of the opinion that, save as mentioned above:

(A)	the Subsidiary has paid all taxes due to the Hong Kong government during the three years ended 31 December 2025; and

(B)	the Subsidiary has complied with all the applicable laws in Hong Kong on tax matters in all material respects and is not subject to any penalties/fines for violation of any applicable laws in Hong Kong regarding taxation.

3.	BUSINESS OPERATIONS

3.1	We are of the opinion that no licenses, authorizations, permissions, declarations, certificates, approvals, orders, registrations, clearances, report, permits and consents from the governmental authorities in Hong Kong is required for the operation of the Subsidiary’s current business of operating online chat room platform, save for the business registration certificate which the Subsidiary has obtained (certificate no.: 65122998-000-08-24-7)(the “BR Certificate”) and which shall be valid and in full force and effect until 10 August 2026. There are no material restrictions or conditions on the BR Certificate, and we do not see any material legal impediments to the renewal of the BR Certificate.

3.2	According to the Litigation Search, up to the date thereof, the Subsidiary had not been involved in any civil or criminal proceedings in relation to the BR Certificate in Hong Kong. Furthermore, based on the Directors’ confirmation, the Subsidiary has not received any notice of proceedings relating to revocation, suspension, withdrawal, cancellation or modification of the BR Certificate.

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3.3	According to the Litigation Search, up to the date thereof, the Subsidiary had not been involved in any civil or criminal proceedings in relation to cybersecurity, data security and personal information protection in Hong Kong.

We understand that, during the course of operating the online chat room platform, the Subsidiary would show to platform users the privacy policy displayed on https://yo-app.co/policy.html (the “Privacy Policy”), and request the platforms users to give their consent to the provision of their personal information pursuant to the Privacy Policy. We are of the opinion that, the Privacy Policy complies with the requirement under the Personal Data (Privacy) Ordinance (Chapter 486 of the laws of Hong Kong) in all material respects.

4.	PROPERTIES AND ASSETS

4.1	Based on the Directors’ confirmation, the Subsidiary does not own any real property in Hong Kong.

4.2	Based on the Directors’ confirmation, the Subsidiary has not provided any guarantee.

4.3	Based on the Company Search, the Subsidiary has not registered any mortgage or charge against any of its assets with the Registrar of Companies in Hong Kong. Furthermore, based on the Directors’ confirmation, there are no outstanding securities, including mortgages and charges, granted over any of the assets of the Subsidiary.

5.	MATERIAL CONTRACTS

5.1	We are furnished with the copies of certain contracts (the “Material Contracts”) executed by the Subsidiary:

We are of the opinion that the Material Contracts were duly executed by the Subsidiary, and valid, legal and enforceable against the Subsidiary.

Furthermore, based on the Directors’ confirmation, there is no breach of the Material Contracts.

5.2	We understand that the Subsidiary enters into talent management service agreement with talent agencies in respect of individual hosts for the online chat room platforms that it operates (the “YoYo Platform”). We are furnished with a template for such talent management service agreement (the “Talent Service Agreement”). We are of the opinion that the Talent Service Agreement, if it is to be duly executed by the Subsidiary, shall be legal under the laws of Hong Kong. We also note that, pursuant to the Talent Service Agreement, the Subsidiary shall pay salary to the hosts based on the achieved target. We are of the opinion that the arrangement of paying salary to hosts based on the “YoYo Coins” awarded by users is legal under the laws of Hong Kong.

6.	EMPLOYMENT

6.1	The Subsidiary has supplied to us a sample employment contract with its employees. We are of the opinion that the said sample employment contract does not contravene the relevant laws of Hong Kong.

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6.2	It has been confirmed in the letter from the Labour Department of Hong Kong (the “LD”) dated 7 April 2025 that no non-compliance record of the Subsidiary was found in relation to laws and regulations under the purview of the LD, including Factories and Industrial Undertakings Ordinance (Chapter 59 of the laws of Hong Kong), Occupational Safety and Health Ordinance (Chapter 509 of the laws of Hong Kong), Employees’ Compensation Ordinance (Chapter 282 of the laws of Hong Kong), Employment Ordinance (Chapter 57 of the laws of Hong Kong), Minimum Wage Ordinance (Chapter 608 of the laws of Hong Kong), Boilers and Pressure Vessels Ordinance (Chapter 56 of the laws of Hong Kong) and their respective subsidiary regulations, as well as Part IVB of the Immigration Ordinance (Chapter 115 of the laws of Hong Kong) concerning the prohibition of employment of illegal immigrants and others.

Based on the above, we are of the opinion that the Subsidiary has complied with the relevant laws of Hong Kong in respect of labour in all material respects.

6.3	Based on the MPF Search, up to the date thereof, no criminal conviction or civil award/judgment records against the Subsidiary in Hong Kong in relation to non-compliant employer and officer was found.

6.4	According to section 40 of the Employees’ Compensation Ordinance (Chapter 282 of the laws of Hong Kong), no employer shall employ any employee in any employment unless there is in force in relation to such employee a policy of insurance issued in respect of liability of the employer. An employer who fails to comply with the Ordinance to secure an insurance cover commits an offence and is liable on conviction to a maximum fine of HK$100,000 and imprisonment for two years. Moreover, under the Employees Compensation Assistance Ordinance (Chapter 365 of the laws of Hong Kong), an employer who fails to comply with the compulsory insurance requirement is liable to pay a surcharge to the Employees Compensation Assistance Fund Board, the amount of which shall be 3 times the levy payable to the Employees Compensation Assistance Fund Board on the premium paid in respect of the policy of insurance obtained to cause the cessation of the contravention to which the surcharge relates.

Based on the Directors’ confirmation, we understand that the Subsidiary did not secure an insurance cover for its liability as the employer in respect of its employees during the period from September 2024 to April 2026, which may be in contravention of section 40 of the Employees’ Compensation Ordinance. We further understand that:

(i)	none of the Subsidiary’s employees sustained any work injury during the said period; and

(ii)	up to the date hereof, the Subsidiary has not received any notice of enquiry or investigation from, nor has any penalty been imposed on the Subsidiary by, any governmental authority in Hong Kong for its said failure to secure employee compensation insurance cover;

Based on the above and the letter dated 7 April 2025 from the LD confirming that no non-compliance record of the Subsidiary was found in relation to laws and regulations under the purview of the LD, we are of the view that the likelihood of any governmental authority in Hong Kong imposing any penalty on the Subsidiary for its said failure to secure employee compensation insurance cover is relatively low.

7.	REGULATORY AND LEGAL COMPLIANCE

7.1	Based on the Litigation Search and Directors’ confirmation, up to the date thereof, the Subsidiary and its current Directors had not been involved in any civil or criminal proceedings in Hong Kong as defendants or respondents, save for a legal action involving Ning Jun as defendant, but there is no outstanding liability arising out of such legal proceedings as confirmed by the Directors.

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7.2	Based on the Winding-up Search, up to the date thereof, no winding-up petition had been filed against the Subsidiary in Hong Kong.

7.3	Based on the Bankruptcy Search, up to the date thereof, no bankruptcy petition had been filed against any of the Directors in Hong Kong.

8.	INITIAL PUBLIC OFFERING IN UNITED STATES OF AMERICA

8.1	We are not aware of any requirement under the laws of Hong Kong for the Company or the Subsidiary to obtain approval or consent from the Hong Kong government for the intended initial public offering in the United States of America.

8.2	While we are not furnished with the underwriting agreement to be executed by the Company for its anticipated initial public offering, we are not aware of any general prohibition or restriction under the laws of Hong Kong or the Articles on the execution and performance of underwriting agreement by the Subsidiary as the issuer of securities in the United States of America.

8.3	We are furnished a draft of the Company’s registration statement Form F-1 to be filed with the United States Securities and Exchange Commission in relation to the intended initial public offering in the United States of America (the “Registration Statement”). Subject to the assumption, limitation and qualification set forth in Paragraph 2 and 3 herein and subject to any matters not disclosed to us, we are of the opinion that the description of Hong Kong laws and legal matters relating to the Subsidiary and its business activities in Hong Kong set forth in the Registration Statement, insofar as such statements purport to describe or summarize the Hong Kong laws and legal matters relating to the Subsidiary’s business activities in Hong Kong, correctly and fairly describes or summarizes the matters referred to therein in all material respects as at the date hereof, and are true and accurate in all material respects as at the date hereof, and that nothing has been omitted from such description which would make the same misleading in any material respect.

9.	CONSENT

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement for the Intended Purpose, and to the reference made to our firm in the Registration Statement and in the prospectus forming a part thereof. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

/s/ CHEN AND LEE LAW OFFICE

CHEN AND LEE LAW OFFICE

CHEN & LEE LAW OFFICE

Annex I

Extracts from the Articles and Companies Ordinance